STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of the 12th day of March, 1999, by and between Ergovision, Inc. (the "Purchaser"), a Delaware corporation, and Leonard B. Harrington III (the "Seller") an individual residing at 623 Camellia Circle, Florence, SC 29501

                              W I T N E S S E T H:

            WHEREAS, the Seller has operated a business consisting of selling eyewear, optical products and accessories over the Internet (the "Business") as a division of Harrington's of Florence, Inc., a South Carolina corporation; and

            WHEREAS, Leonard B. Harrington, Jr. and Kenneth Davenport have caused Harrington's of Florence, Inc. (Kenneth Davenport, Leonard B. Harrington, Jr. and Harrington's of Florence, Inc. are hereinafter each a "Principal" and collectively, the "Principals") to transfer and the Seller has conveyed all of the Seller's interest in certain assets used in connection with the Business to EyeGlassPlace.com, Inc. (the "Company"), a Delaware Corporation; and

            WHEREAS, the Company has issued and outstanding 100 shares of common stock, par value $.01 per share (the "Common Stock"), constituting all of the issued and outstanding capital stock of the Company; and

            WHEREAS, the Seller is the holder of all of the issued and outstanding Common Stock; and

            WHEREAS, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, one hundred percent (100%) of the issued and outstanding shares of Common Stock (the "Purchased Shares"), on the terms and subject to the conditions set forth herein; and

            WHEREAS, the Purchaser's acquisition of the Purchased Shares (the "Acquisition") is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

            NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   Article 1.

                                   DEFINITIONS

            For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

            "Code" means the Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto and all final or temporary regulations promulgated thereunder and generally applicable published rulings entitled to precedential effect.

            "Consulting Agreement" means the agreement between Seller and Purchaser in the form of Exhibit A hereto.

            "Environment" means soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

            "Environmental Condition" means any condition with respect to the Environment on any Facility, whether or not yet discovered, which could or does result in any Losses (as defined in Section 9.01 hereof), including any condition resulting from the operation of the business of the Company or the operation of the business of any subtenant or occupant of any Facility.

            "Environmental Laws" means all Governmental Rules relating to injury to, or the protection of, real or personal property or human health or the Environment as in effect prior to the Closing Date, including, without limitation, all valid and lawful requirements of courts and other Governmental Bodies pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

            "Ergovision Stock" means the Common Stock, par value $0.001 per share, of the Purchaser.

            "Ergovision Stock Price" means, with respect to any business day, the closing asked price of a share of Ergovision Stock as quoted on the Over the Counter Bulletin Board System, the NASDAQ National Market System, the NASDAQ Small Cap Market, or on any national securities exchange on which the Ergovision Stock is then traded and quoted, for any such day.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto and all final or temporary regulations promulgated thereunder and generally applicable published rulings entitled to precedential effect.

            "Escrow Agent" means Rosenman & Colin LLP.

            "Escrow Agreement" means the Escrow Agreement among the Purchaser, the Seller and the Escrow Agent in substantially the form of Exhibit B hereto.

            "Facility" means any facility which is now or has heretofore been owned or used by the Company.

            "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

            "Governmental Body" means any federal, state, local or foreign governmental authority or regulatory body, any subdivision, agency, commission or authority thereof (including, without limitation, environmental protection, planning and zoning), or any quasi-governmental or private body exercising any regulatory authority thereunder (including, without limitation, Network Solutions, Inc.) and any person directly or indirectly owned by and subject to the control of any of the foregoing, or any court, arbitrator or other judicial or quasi-judicial tribunal.

            "Governmental Rules" means any statute, law, treaty, rule, code, ordinance, regulation, policy, permit, certificate or order of any Governmental Body or any judgment, decree, injunction, writ, order or like action of any Governmental Body.

            "Hazardous Substances" means any substance:

                  (a) the presence of which requires notification, investigation, or remediation under any Environmental Law as in effect prior to the Closing Date;

                  (b) which prior to the Closing Date is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.) and any Environmental Law applicable to any jurisdiction in which or from which the Company conducts or has conducted its business;

                  (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Body under Environmental Laws prior to the Closing Date;

                  (d) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds;

                  (e) without limitation, which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

                  (f) without limitation, which contains or emits radioactive particles, waves or materials, including radon gas.

            "Lien" means any mortgage, charge, pledge, lien, security interest, claim, encumbrance or restriction, of any kind or nature.

            "Release" means a general release in substantially the form of Exhibit C hereto to be executed by the Seller and each of the directors and officers of the Company in favor of the Purchaser.

                                   Article 2.

                                PURCHASE AND SALE

      Section 2.01 Closing. The closing (the "Closing") of the transactions set forth in Section 2.02 hereof shall take place at 10:00 A.M., at the offices of Rosenman & Colin LLP, 575 Madison Avenue, New York, New York, within ten (10) business days of the date hereof, or on such other date as the Purchaser and the Seller shall agree, but in any event by no later than March 31, 1999. (Hereinafter, the date on which the Closing shall take place is referred to as the

"Closing Date", the time on the Closing Date when the Closing shall take place is referred to as the "Closing Time" and such offices are referred to as the "Closing Place.")

      Section 2.02 Purchase of the Common Stock and Payment of Purchase Price.
(a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Seller agrees to sell and deliver to the Purchaser the Purchased Shares, as evidenced by certificates duly endorsed in blank or accompanied by stock powers executed in blank, with signatures guaranteed by a commercial bank or trust company, and with all necessary transfer stamps affixed thereto, free and clear of all Liens, and the Purchaser agrees to purchase from the Sellers the Purchased Shares in consideration of the aggregate payment to the Seller of 100,000 shares of Ergovision Common Stock (the "Purchase Price"). The Seller shall deliver to the Purchaser the Closing certificates representing all of the Purchased Shares.

            (b) The Seller shall deliver to the Escrow Agent at the Closing all of the shares of Ergovision Common Stock received by the Seller from the Purchaser as part of the Purchase Price, which shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

      Section 2.03 Tax-Free Reorganization. The parties intend that the Acquisition be treated as a tax-free plan of reorganization under Section 368(a) of the Code. The Ergovision Stock issued in the Acquisition will be issued solely in exchange for the Purchased Shares, and no other transaction (other than the Acquisition and as provided in this Agreement) is intended to be an adjustment to the consideration paid for the Purchased Shares. The parties intend that no consideration that could constitute "other property" within the meaning of Section 356(a) of the Code is being transferred by the Purchaser for the Purchased Shares. The parties shall not take a position on any tax return or before any taxing authority that is inconsistent with this Section 2.03 unless otherwise required by a final and binding determination or resolution of a Governmental Body with appropriate jurisdiction, and each party agrees to promptly notify the other party of any assertion by a taxing authority of a position that is inconsistent with this Section 2.03. Section

      2.04 Power of Attorney. The Seller hereby constitutes and appoints the Purchaser the true and lawful attorney of the Seller with full power of substitution, in the name of the Seller or in the name of the Purchaser, for the benefit of the Purchaser and at no cost, expense or liability to Seller, subject to Article 9 hereof, (a) to collect, assert or enforce any claim, right or title of any kind in or to the Assets, to institute and prosecute all actions, suits and proceedings which the Purchaser may reasonably deem proper in order to collect, assert or enforce any such claim, right or title, and to do all such acts and things in relation thereto as the Purchaser shall reasonably deem advisable and (b) to take all action which the Purchaser may reasonably deem proper in order to provide for the Purchaser the benefits of or under any of the Assets where any required consent of a third party to the assignment thereof to the Purchaser shall not have been obtained. The Seller acknowledges that such powers are coupled with an interest and shall not be revocable by it in any manner or for any reason, and that the Purchaser shall be entitled to retain for its own account any amounts collected pursuant to such powers, including any amounts payable as interest in respect thereof.

                                   Article 3.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

            The Seller represents and warrants to the Purchaser, that:

      Section 3.01 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware on the date hereof and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

      Section 3.02 Foreign Qualification. The Company is not licensed or qualified to do business as a foreign corporation in any jurisdiction, and the character and location of the assets owned or leased by the Company and the nature or conduct of the Company's business as it is now being conducted do not make such license or qualification necessary.

      Section 3.03 Capitalization; Authority of Seller. (a) The Seller has good and valid title to all issued and outstanding shares of the Common Stock of the Company free and clear of all Liens.

            (b) The Seller has the power and authority to execute and deliver this Agreement, the Escrow Agreement, the Release executed by the Seller and all other documents hereby contemplated to be executed by the Seller, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by him pursuant to the provisions hereof and thereof. The execution, delivery and performance of this Agreement and all other documents hereby contemplated to be executed by the Seller and the Principals has been, and the consummation by the Seller of the transactions hereby and thereby contemplated has been, duly authorized by all necessary action, corporate or otherwise, of the Seller and the Principals. This Agreement and all other documents hereby contemplated to be executed by the Seller and/or the Principals constitute the legal, valid and binding obligations of the Seller and/or the Principals, as applicable, enforceable against the Seller and/or the Principals in accordance with their respective terms.

      Section 3.04 Corporate Instruments. The Seller has heretofore made available to the Purchaser true and complete copies of the Certificate of Incorporation, the By-laws and the stock transfer books of the Company.

      Section 3.05 Capitalization; Options; Common Stock. (a) The Company is authorized to issue only 100 shares of Common Stock, par value $0.01 per share, all of which shares of Common Stock are issued and outstanding. There are no other series or classes of capital stock of the Company authorized or issued.

                  (b) There are no outstanding warrants, options, contracts, rights (pre-emptive or otherwise), calls, commitments or demands of any character relating to any authorized and issued or unissued shares of the capital stock of the Company or other instruments convertible into or exchangeable for such stock, or which obligate the Company to seek authorization to issue additional shares of any class of stock, nor will any be created by virtue of this Agreement or the transactions hereby contemplated.

                  (c) The Common Stock owned by the Seller has been duly authorized and legally and validly issued, is fully paid and nonassessable, and represents all of the issued and outstanding shares of capital stock of the Corporation. None of the Common Stock has been issued in violation of the securities or blue sky laws of the United States of America or any state or territory thereof.

      Section 3.06 No Violation of Other Instruments or Obligations. The execution and delivery by the Seller of this Agreement or any other documents hereby contemplated the consummation of the transactions hereby and thereby contemplated by the Seller shall not (i) constitute any violation or breach of the Certificate of Incorporation or the By-laws of the Company, (ii) constitute a default under or a violation or breach of, or result in the acceleration of any obligation under, any provision of any contract, mortgage or other instrument to which the Seller or the Company is a party or by which any of its assets may be affected or secured, (iii) violate any Governmental Rule affecting the Company or any of its assets, (iv) result in the creation of any Lien on any of the assets or properties of the Company, or (v) result in the termination of any license, franchise, lease or permit to which the Company is a party or by which it is bound.

      Section 3.07 Compliance with Law; Consents and Approvals. The Company has complied in all material respects with all Governmental Rules (including, without limitation, any federal, state or local laws, rules or regulations regulating the safety of the workplace and/or the discharge of materials into the environment or otherwise relating to the protection of the environment) applicable to the Company or the Business as conducted on and prior to the date hereof. The Company has maintained in full force and effect all licenses, approvals, permits and consents for the lawful conduct of the Business. Neither the Company nor the Seller is in violation of any Governmental Rule applicable to the Seller or the Company, and has not received any notice of any such violation. Except as set forth on Schedule 3.07 hereof, no authorization, approval, order, license, permit, franchise or consent, and no registration, declaration, notice or filing by or with any domestic or foreign Governmental Body (including, without limitation, any filing or registration pursuant to the securities or blue sky laws of the United States of America or any state or territory thereof) by the Company is required in connection with the execution and delivery by the Seller of this Agreement and the consummation by the Seller and the Principals of the transactions hereby contemplated.

      Section 3.08 Financial Statements. Schedule 3.08 hereto contains (i) the unaudited sales report of the Business as of December 31, 1998 (the "December Statement"), for the year then ended and (ii) the unaudited sales report of the Business as of February 28, 1999 (the "February Statement"), for the two-month period then ended, all of which have been certified by the Company's president and delivered to the Purchaser. Such sales reports present fairly, in all material respects, the sales of the Business as of December 31, 1998 and February 28, 1999, respectively, and the results of the Business' sales for the year ended December 31, 1998 and the two-month period ended February 28, 1999.

      Section 3.09 Accounts Receivable. Except to the extent of the amount of the reserve for doubtful accounts reflected on Schedule 3.09, all the Accounts Receivable of the Business reflected therein and all accounts receivable that have arisen since the December Statement and February Statement (except Accounts Receivable that have been collected since such date) are valid and enforceable claims, and constitute bona fide accounts receivable resulting from the sale of goods and services in the ordinary course of the Business' business. The Accounts Receivable are subject to no valid defense, offsets, returns, allowances or credits of any kind, and are fully collectible within 90 days from their due date, except to the extent of the amount of the reserve, if any, for doubtful accounts reflected on Schedule 3.09. Except for Accounts Receivable, neither the Business nor the Company has made any loan or advance to any person.

      Section 3.10 Liabilities, Borrowings and Guarantees. The Company has no debts, liabilities or other obligations, accrued, absolute, contingent or otherwise, due or to become due, other than liabilities disclosed or provided for on Schedule 3.10 and liabilities incurred since February 28, 1999, in the ordinary and usual course of its business consistent with past practice, but in no event aggregating more than $5,000 collectively.

      Section 3.11 Title to Assets; Inventories. (a) Except for Liens (i) for any current taxes or assessments not yet delinquent or (ii) created by statute of carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet due, the Company has good and marketable title, free and clear of all Liens, to all of its assets and personal property.

                  (b) All inventories reflected on Schedule 3.11, are, and all inventories owned by the Company as of the Closing Time shall be (i) valued at the lower of cost or market value on a first-in, first-out basis in accordance with GAAP and (ii) current and readily merchantable, containing no material amount of obsolete or damaged goods which have not been written down or reserved in conformity with GAAP. No inventory is held on consignment by the Company, as consignee or consignor. To the Seller's knowledge, all inventory included in the Assets is free of any material defect or other deficiency.

      Section 3.12 Real Property; Leases. Except as set forth on Schedule 3.12, the Company does not own or lease any real property.

      Section 3.13 Litigation. There are no claims, actions, suits, litigations, proceedings, audits, controversies or investigations, pending or, to the knowledge of the Seller, threatened against or affecting the Company or any of its assets, and the Company has not been charged with or, to the knowledge of the Seller, threatened with a charge of any violation of, and is not under investigation with respect to a possible violation of, any provision of any federal, state or local law or administrative ruling or regulation relating to its business.

      Section 3.14 Taxes. (a) The Company has timely and duly filed (giving effect to extensions duly taken) all federal, state, local or foreign tax returns or reports required to be filed by or with respect to the Company on or prior to the Closing Date.

                  (b) The tax returns and reports described in subparagraph (a) above reflect accurately all liability for taxes, charges, fees, levies or other assessments of any nature whatsoever (including, without limitation, all federal, state, local and foreign income taxes, estimated taxes, excise taxes, sales taxes, use taxes, transfer taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income), together with any related penalties, interest and additions to taxes (any of the foregoing being referred to herein as a "Tax"), for the periods covered thereby. The Company has paid all Taxes required to be paid by it with respect to the periods covered by the returns and reports described in subparagraph (a) above. The Company has fully collected, withheld and/or paid over all Taxes required to be collected, withheld and/or paid over to a taxing authority.

                  (c) The Company is not currently being audited by any taxing authority with respect to the returns and reports described in subparagraph (a) above and there are no claims or assessments pending against the Company. The Company has not agreed to waive or extend the statute of limitations with respect to any Taxes or tax returns and has not filed any consent under section 341(f) of the Code (or any corresponding provision of state, local or foreign tax law). No written claim has ever been made by a taxing authority in a jurisdiction where the Company does not presently file Tax returns that the Company is or may be subject to taxation by that jurisdiction. Accurate, correct and complete copies of all tax returns and reports filed by the Company during the five-year period preceding the Closing Date have been made available to the Purchaser. Accurate, correct and complete copies of any closing agreements with respect to the Company which were entered into with the Internal Revenue Service or any other taxing authority have heretofore been furnished to the Purchaser.

      Section 3.15 Insurance. The Company has insurance for its assets and operations in amounts and for coverages customary for businesses of its kind and size. Schedule 3.15 hereto is a complete and correct list of all policies of insurance carried by the Company or pursuant to which the Company is a named beneficiary or pursuant to which the business or assets of the Company are insured and true and complete copies of which have been provided to the Purchaser. All of such policies are in full force and effect, all premiums due and payable in respect of such policies have been paid in full, and there exists no default or other circumstance which would create the substantial likelihood of the cancellation or non-renewal of any such policy. The Company has notified such insurers of any claim known to the Company which it believes is covered by any such insurance policy and has provided the Purchaser with a copy of such claim.

      Section 3.16 Labor Disputes. The Company is not party to a union agreement and there are no labor unions or other organizations representing or attempting to represent any employee of the Company. There are no work stoppages or other labor disputes, disturbances, grievances or claims pending or, to the knowledge of the Seller, threatened in connection with the employees of the Company. There is no unfair labor practice charge or complaint pending or, to the knowledge of Seller, threatened against the Company before the National Labor Relations Board or any State Labor Relations Board. There are no claims of discrimination of any kind pending or, to the knowledge of Seller, threatened against the Company before any Governmental Body.

      Section 3.17 Customers. Schedule 3.17 hereto is a complete and accurate list of all agreements, understandings and commitments with all customers of the Company.

      Section 3.18 Contracts. Schedule 3.18 contains a complete and correct list of all contracts, arrangements and agreements in effect on the date hereof (the "Contracts") to which the Company is a party, whether written or oral, including but not limited to agency or advertising contracts, agreements with employees, sales representatives, suppliers, wholesalers, manufacturers and distributors, arrangements with web hosting service providers, website designers, software vendors or licensors, computer or technical service providers, and agreements with factors, banks or other lending institutions. A true and complete copy of each written Contract, and a complete and correct summary of each oral Contract, has heretofore been made available to the Purchaser. The Company has performed all of its obligations required to be performed by it, has paid all amounts required to be paid by it and is not in default in any material respect under any Contract, and no event has occurred which, with the lapse of time or the giving of notice or both, would constitute such a default, and no other party to any Contract is in default in any material respect thereunder. Each of the Contracts constitutes a legal, valid and binding obligation of the Company and the other parties thereto enforceable in accordance with its terms. Neither the Seller nor the Company has received notice that any other party to any of the Contracts is in default thereunder. None of the Contracts requires the consent of a third party in connection with the transactions contemplated hereby.

      Section 3.19 Intellectual Property. (a) The Company owns free and clear of all Liens, possesses and has the exclusive right to use, all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, domain names, domain name applications, copyrights, copyright registrations, know-how, licenses, trade secrets, proprietary processes, computer programs and other computer software, technology and formulae (the "Proprietary Rights") necessary, required or desirable for the conduct of its business as presently conducted or as proposed to be conducted. All Proprietary Rights are identified on Schedule 3.19 hereto. The Company owns and has the sole and exclusive right to use each of the Proprietary Rights for the categories of goods and services with respect to which such Proprietary Rights are registered to the extent that such goods and services are currently being used. The Seller (i) is not bound by or a party to any options, licenses, or agreements of any kind with respect to the Proprietary Rights and (ii) has not assigned, licensed or in any manner encumbered or impaired any rights in the Proprietary Rights. No Proprietary Right infringes or violates any personal, property, statutory or common law or any other rights of any third parties (including, without limitation, copyright, trademark and the rights of privacy and publicity), and no claim alleging any such infringement or violation by the Company or its Proprietary Rights has been received by the Seller or the Company.

                  (b) No royalties, honoraria or fees are payable to and no consents or approvals are needed from any third persons or entities in connection with the ownership, use or exploitation of the Proprietary Rights in the ordinary course of the Company's business.

      Section 3.20 Software. (a) Schedule 3.20 sets forth a complete and accurate list of all software programs, systems and applications (i) designed or developed (or in the process of being designed or developed) by employees of the Company or by consultants on the Company's behalf (the "Company Owned Software") or (ii) licensed by the Company from any third party (other than "off-the-shelf" software) (the "Licensed Software") pursuant to the License Agreements specified on Schedule 3.18, in each case that is manufactured, developed or used by the Company in the operation of the Company's business or integrated into the Company Owned Software or marketed, licensed or sold by the Company to third parties (collectively, the "Software").

                  (b) All of the Company Owned Software are original works of authorship and are protected by the copyright laws of the United States. The Company owns all right, title and interest in and to the Company Owned Software, free and clear of any Liens and, except as set forth on Schedule 3.20 hereof, has not sold, assigned, licensed, distributed or in any other way disposed of the Company Owned Software or subjected the Company Owned Software to any Lien, and none of the employees or consultants referenced in Section 3.20(a) has any interest or claim whatsoever to any of the Company Owned Software or any component or constituent part thereof.

                  (c) The Licensed Software is validly held and used by the Company and is fully and freely utilizable by the Company pursuant to the license agreement with respect thereto without the consent of or notice to any third party. The Company is in compliance with all material terms and conditions of each license with respect to the Licensed Software, and neither the Seller nor the Company has received any notice that the Company is in breach of any such license.

                  (d) To the best of Seller's knowledge, the Software does not contain any copy protection, computer virus, malicious code or destructive feature.

      Section 3.21 Year 2000. All Software is designed to be used prior to, during, and after calendar year 2000 and the Software will operate during each such time period without error relating to date data, specifically including any error relating to, or the conduct of, date data which represents or references different centuries or more than one century. Without limiting the generality of the foregoing, (a) the Software will not abnormally end or provide invalid or incorrect results as a result of date data and (b) the Software will be capable, upon installation, of accurately processing, providing and/or receiving date data from, into, and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations, and (ii) the Software will lose no functionality with respect to the introduction of records containing dates falling before, on or after January 1, 2000, and that the Software will be interoperable with other software and systems that may deliver records to, receive record from or otherwise interact with the Software, including but not limited to, back-up and archived data, date data, century recognition calculations that accommodate same century and multi-century formulas and date values and date data interface values that reflect the century.

      Section 3.22 Licenses and Permits. The Company has all licenses, permits, consents and approvals necessary for the Company to conduct its business as required by any Governmental Body, and all such licenses, permits, consents and approvals are set forth in Schedule 3.22 hereto.

      Section 3.23 ERISA. (a) Except as set forth on Schedule 3.23 hereto, the Company does not maintain, administer or contribute to, nor has it maintained, administered or contributed to, nor do the employees of the Company receive or expect to receive as a condition of employment, benefits pursuant to any: employee pension benefit plan (as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Plan"), including, without limitation, any multiemployer plan as defined in Section 3(37) of ERISA (a "Multiemployer Plan"); employee welfare benefit plan (as defined in Section 3(1) of ERISA) (a "Welfare Plan"); or bonus, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar arrangement (an "Employee Benefit Plan"). Neither the Company nor any affiliate of the Company as determined under the Internal revenue Code of 1986, as amended (the "Code") section 414(b), (c), (m) or (o) (an "ERISA Affiliate") maintains, administers or contributes to, nor have any of them maintained, administered or contributed to, nor do the employees of the Company or any ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to any Plan which is subject to section 412 of the Code or Title IV of ERISA. All Plans, Welfare Plans and Employee Benefit Plans and any related trust agreements or annuity contracts comply in all material respects with and are and have been operated in accordance with each applicable provision of ERISA and the Code (including, without limitation, requirements of Code 401(a) to the extent any Plan is intended to conform to that section), other Federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith. Neither the Company nor any ERISA Affiliate has any notice or knowledge of any violation of any of the foregoing by any Plan, Welfare Plan, or Employee Benefit Plan.

                  (b) Each Welfare Plan which is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies with and has been maintained and operated in all material respects in accordance with the requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. There are no pending or, to the Company's knowledge, threatened claims against any of the Plans, Welfare Plans, or Employee Benefit Plans by any employee or beneficiary covered under any Plans, Welfare Plans or Employee Benefit Plans or otherwise involving any Plan, Welfare Plan or Employee Benefit Plan (other than routine claims for benefits).

      Section 3.24 Employees and Other Matters. Schedule 3.24 hereto is a correct and complete list of (i) the directors and officers of the Company and all of the present employees, sales personnel and independent contractors regularly employed by or in connection with the business of the Company, either as employees or independent contractors, together with a statement of the full amount payable by way of salary, bonuses, perquisites, fringe benefits and other direct or indirect compensation to each such person and (ii) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

      Section 3.25 Transfer of Assets. (a) Pursuant to the agreements, certificates, filings and other documents between the Seller and the Principals and the Company (collectively, the "Transfer Documents"), copies of which have been provided to the Purchaser, the Seller and the Principals have, on or prior to the date hereof, permanently, absolutely and irrevocably transferred, assigned, conveyed and delivered to the Company all of the Seller's and the Principals' right, title and interest in and to (the "Transfer") the following assets (collectively, the "Assets"):

                        (i) all trade and other accounts receivable related to the Company which are listed on Schedule 3.25(a)(i);

                        (ii) all inventory, including goods in transit, containers, packaging and supplies, catalogues, brochures, advertising, sales and promotional materials, labels and stationery related to or used in connection with the Company's business which are listed on Schedule 3.25(a)(ii);

                        (iii) all fixed assets, including spare parts, maintenance parts and supplies used in connection with the Company's business which are listed on Schedule 3.25(a)(iii);

                        (iv) all rights of the Seller and the Principals with respect to the Company's business under all contracts, leases, licenses, permits, arrangements, agreements and commitments to which they and/or the Company is a party, including prepaid expenses and security deposits thereunder, listed on Schedule 3.25(a)(iv);

                        (v) all rights of the Seller and the Principals to the Proprietary Rights and the Software relating to the Company's business which are listed on Schedules 3.25(a)(v) and 3.25(a)(vi), respectively;

                        (vi) all customer lists, supplier lists and other data relating to the Company's business which are, including, without limitation, those listed on Schedule 3.25(a)(vii) hereto; and

                        (vii) all business and goodwill, including the right of Purchaser to use the names "SunglassSource," "EyeGlassPlace" and all variations and derivations thereof and the phone number of the Company.

                  (b) The sale, transfer and delivery by the Seller and the Principals of the Assets to the Company pursuant to the Transfer Documents shall, except as hereinafter provided, be made free and clear of all Liens. The Transfer Documents constitute all of the actions necessary, and no other consents, filings, notices or instruments need to be executed or delivered, in connection with the Transfer and to vest in the Company all right, title and interest in and to the Assets.

                  (c) The Company shall not assume any liabilities, debts or obligations of the Principals.

                  (d) The Seller and the Principals each have the power and authority to execute and deliver the Transfer Documents and all other documents to be executed by the Seller or the Principals to consummate the transactions thereby contemplated and to take all other actions required to be taken by each of them pursuant to the provisions thereof. The execution, delivery and performance of the Transfer Documents and all other documents thereby contemplated to be executed by each of the Seller and the Principals has been, and the consummation by the Seller and the Principals of the transactions thereby contemplated has been, duly authorized by all necessary action, corporate or otherwise, of the Seller and each of the Principals, as applicable. The Transfer Documents and all other documents thereby contemplated to be executed by the Seller and the Principals constitute the legal, valid and binding obligations of the Seller and the Principals, enforceable against the Seller and the Principals in accordance with their respective terms.

                  (e) Neither the execution and delivery by the Seller or any of the Principals of the Transfer Documents or any other documents thereby contemplated nor the consummation of the transactions thereby contemplated by the Seller or any of the Principals shall (i) constitute any violation or breach of the Certificate of Incorporation or the By-laws of Harrington's of Florence, Inc. or the Company, (ii) constitute a default under or a violation or breach of, or result in the acceleration of any obligation under, any provision of any contract, agreement, arrangement, mortgage or other instrument to which the Seller or any of the Principals is a party or by which any of the Assets may be affected or secured, (iii) violate any Governmental Rule affecting the Seller or any of the Principals or any of the Assets, (iv) result in the creation of any Lien on any of the Assets, or (v) result in the termination of any license, franchise, lease or permit comprising any of the Assets or to which the Seller or any of the Principals is a party or by which it is bound.

                  (f) The Company is a sole purpose entity formed solely for participation in the Transfer Documents, ownership of the Assets transferred thereby and the conduct of its business in the ordinary course in accordance with past practice. Except as contemplated by this Agreement or the Transfer Documents, the Company has not engaged in any activity or become party to or bound by any contract, agreement, arrangement, mortgage or other instrument.

      Section 3.26 Environmental Matters. (a) The Company has obtained and continues to maintain all permits, licenses, consents and approvals (the "Environmental Approvals"), if any, necessary for conducting the business of the Company which are required under Environmental Laws, and the Company has not operated in violation of any Environmental Law or the terms of any Environmental Approval.

                  (b) (i) The Company has not used, stored, generated, discharged, emitted, transported, disposed of or treated Hazardous Substances except in a manner which complies with Environmental Laws, (ii) to the best knowledge of the Seller or the Principals, no prior owner, occupant, tenant or user of any Facility has ever used, stored, generated, discharged, emitted, transported, disposed of or treated Hazardous Substances, at, on or from any Facility except in compliance with all Environmental Laws, and (iii) to the best knowledge of the Seller or the Principals, there is not, and there has not been, any Environmental Condition or release or threat of release (as those terms are defined in Section 101 of CERCLA) of Hazardous Substances at, on or from any Facility.

                  (c) Neither the Company nor the Seller has received written notice of any pending or threatened investigation, claims, enforcement proceedings, cleanup orders, citizen suits or other actions instituted by any private party, employee or Governmental Body arising out of the conduct or the operations of the Company, in connection with any Environmental Laws, or as a result of any Environmental Condition at any Facility.

      Section 3.27 Sales Target. The net sales generated by the Business ("Net Sales") for the eleven months ended December 31, 1998, were at least $130,000 (exclusive of shipping charges), and including sales through February 28, 1999 will be at least $160,000 (exclusive of shipping charges).

      Section 3.28 Ordinary Course; No Material Adverse Change. Since February 28, 1999, the Seller and the Principals have conducted the Business and the Company's business in the ordinary and regular course thereof and there has not been (i) any material adverse change in the assets, business, prospects, financial condition or results of operations of the Business or the Company,
(ii) any damage, destruction or loss, whether or not covered by insurance, which has materially adversely affected the Business or the assets or the business of the Company or (iii) any event or condition of any character whatsoever the occurrence of which affects or threatens to materially adversely affect the assets, business, prospects, financial condition or results of operations of the Business or the Company.

      Section 3.29 Finder's Fees. Neither the Seller nor the Company has incurred any liability for finder's or brokerage fees or agent's commissions in connection with this Agreement or the transactions hereby contemplated.

      Section 3.30 Full Disclosure. No representation or warranty of the Company or the Seller in this Agreement or in any other certificate, schedule or other document delivered to the Purchaser pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein and therein not misleading in light of the circumstances in which they were made.

                                   Article 4.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The Purchaser represents and warrants to the Seller that:

      Section 4.01 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease all of its properties and assets and carry on its business as it is now being conducted.

      Section 4.02 Authority Relative to Agreement. The Purchaser has the corporate power and authority to execute and deliver this Agreement, the Escrow Agreement and all other documents hereby contemplated, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof and thereof. The execution, delivery and performance of this Agreement and all other documents hereby contemplated to be executed by the Purchaser has been, and the consummation by the Purchaser of the transactions hereby and thereby contemplated has been, duly authorized by any and all necessary corporate action of the Purchaser. This Agreement and all other documents hereby contemplated to be executed by the Purchaser constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

      Section 4.03 No Violation of Other Instruments or Obligations. Neither the execution and delivery of this Agreement or any other documents hereby contemplated nor the consummation of the transactions hereby and thereby contemplated shall (i) constitute any violation or breach of the Certificate of Incorporation or By-laws of the Purchaser, (ii) constitute a default under or a violation or breach of, or result in acceleration of any obligation under, any provision of any contract, lease, mortgage or other instrument to which it is a party, or (iii) violate any judgment, order, writ, injunction, decree, statute, rule or regulation affecting the Purchaser or any of its assets.

      Section 4.04 Consents and Approvals. No authorization, approval, order, license, permit, franchise or consent, and no registration, declaration, notice or filing by or with any domestic or foreign Governmental Body by the Purchaser is required in connection with the execution and delivery of this Agreement and the consummation of the transactions hereby contemplated.

      Section 4.05 Common Stock. The Ergovision Stock to be issued pursuant to the provisions of this Agreement will, upon such issuance, be duly authorized, legally and validly issued, and fully paid and nonassessable.

      Section 4.06 Finder's Fees. The Purchaser has not incurred any liability for finder's or brokerage fees or agent's commissions in connection with this Agreement or the transactions hereby contemplated.

      Section 4.07 Full Disclosure. No representation or warranty of the Purchaser in this Agreement or in any other certificate, schedule or other document delivered to the Seller pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein and therein not misleading in light of the circumstances in which they were made.

                                   Article 5.

                    CONDITIONS TO THE PURCHASER'S OBLIGATIONS

            All obligations of the Purchaser under this Agreement are subject to the fulfillment of each of the following conditions:

      Section 5.01 Consulting Agreement. The Seller shall have entered into a consulting agreement substantially in the form of Exhibit A hereto.

      Section 5.02 Powers of Attorney. There shall have been terminated or revoked all powers of attorney of the Company.

      Section 5.03 Escrow Agreement. The Seller, Purchaser and the Escrow Agent shall enter into an Escrow Agreement substantially in the form of Exhibit B hereto.

      Section 5.04 Releases. The Seller shall have executed and delivered the Releases.

      Section 5.05 Non-Competition Agreement. The Seller shall have entered into a non-competition agreement substantially in the form of Exhibit D hereto.

      Section 5.06 Resignations. The Seller shall have caused to be delivered to the Purchaser written resignations, effective as of the Closing, of each of the directors and officers of the Company from all offices and directorships of the Company held.

      Section 5.07 Governmental Permits and Approvals; Consents. The Company shall have obtained (with the reasonable assistance of Buyer to the extent required to obtain such approvals) (i) all permits and approvals from any Governmental Body required to be obtained by the Company for the lawful consummation of the Closing and (ii) the consents set forth or required to be set forth on Schedule 3.08. Notwithstanding the foregoing, the Company shall not be required to pay any consideration to any third party in order to obtain any such permit, approval, consent or estoppel representation letter.

      Section 5.08 Assignment of Contracts. The Company shall obtain (with the reasonable assistance of the Buyer to the extent necessary to obtain such consents) the consent of all other parties to an assignment of any Contract in all cases in which such consent is required thereunder. Notwithstanding the foregoing, the Company shall not be required to pay any consideration to any third party in order to obtain any such consent.

      Section 5.09 Officer's Certificate. The Seller shall have caused to be delivered to Purchaser a certificate signed by the Chief Executive Officer and/or the Secretary of the Company stating that (a) the representations and warranties of the Company as set forth in Article 3 hereof are true and accurate on and as of the Closing Date and (b) all conditions of the Purchaser's obligations as set forth in Article 5 hereof have been entirely fulfilled by the Seller.

      Section 5.10 Additional Documents. The Seller has executed and delivered such additional closing documents, certificates and agreements as Purchaser may reasonably request.

                                   Article 6.

                     CONDITIONS TO THE SELLER'S OBLIGATIONS

            All obligations of the Seller under this Agreement are subject to the fulfillment of each of the following conditions:

      Section 6.01 Consulting Agreement. The Purchaser shall have entered into a consulting agreement with the Seller substantially in the form of Exhibit A hereto.

      Section 6.02 Escrow Agreement. The Seller, Purchaser and the Escrow Agent shall enter into an Escrow Agreement substantially in the form of Exhibit B hereto.

      Section 6.03 Officer's Certificate. The Purchaser shall have caused to be delivered to the Seller a certificate signed by the Chief of Executive Officer and/or the Secretary of the Purchaser stating that (a) the representations and warranties of the Purchaser as set forth in Article 4 hereof are true and accurate on and as of the Closing Date and (b) all conditions of the Seller's obligations as set forth in Article 6 hereof have been entirely fulfilled by the Purchaser.

      Section 6.04 Additional Documents. The Purchaser has executed and delivered such additional closing documents, certificates and agreements as the Seller may reasonably request.

                                   Article 7.

                                    COVENANTS

      Section 7.01 Further Assurances. From and after the date hereof, the Seller shall, at any time and from time to time, at his sole cost and expense, make, execute and deliver, or cause to be made, executed and delivered, such assignments, deeds, drafts, checks, stock certificates, returns, filings and other instruments, agreements, consents and assurances and take or cause to be taken all such actions as counsel for the Purchaser may reasonably request for the effectual consummation, confirmation and particularization of this Agreement and the transactions hereby contemplated.

      Section 7.02 Collection of Receivables. After the Closing Date, the Seller will use reasonable efforts to assist the Purchaser in collection procedures in order to collect all receivables of the Company outstanding as of the Closing Date so as not to jeopardize Purchaser's future customer relations. In the event that the Seller receives any amounts after the Closing Date in respect of the Company's accounts receivable that existed prior to the Closing Date, the Seller agrees to promptly forward all such amounts to the Purchaser.

                                   Article 8.

                   INVESTMENT INTENT; RESTRICTIONS ON TRANSFER

      Section 8.01 Investment Representation. The Seller (i) represents and warrants to the Purchaser that he is acquiring all of the shares of Ergovision Stock to be issued to him pursuant to the provisions of this Agreement for his own account and for the purposes of investment and not with a view to, or for sale in connection with, any distribution thereof, and (ii) agrees that he will not at anytime sell or otherwise transfer, or permit the sale or other transfer of, such shares of Ergovision Stock other than in transactions that are not in violation of the Securities Act of 1933 or the provisions of any other applicable securities laws, rules or regulations.

      Section 8.02 Stock Legend. All certificates representing shares of Ergovision Stock to be delivered to the Seller under this Agreement shall bear the following legend:

      "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state and may not be sold, assigned, transferred, pledged or otherwise disposed of except in compliance with, or pursuant to an exemption from, the requirements of such Act or such laws."

                                   Article 9.

                                 INDEMNIFICATION

      Section 9.01 By the Seller. The Seller agrees to indemnify and hold harmless the Purchaser and its directors, officers, employees and agents (the "Purchaser Parties") against, and to reimburse the Purchaser Parties on demand with respect to, any and all losses, liabilities, obligations, suits, proceedings, demands, judgments, damages, claims, expenses and costs (including, without limitation, reasonable fees, expenses and disbursements of counsel) (collectively, "Losses") which each may suffer, incur or pay by reason of (i) the breach by the Seller of any representation or warranty made by him in this Agreement or in any agreement, certificate or other document executed by the Seller and delivered to the Purchaser pursuant to the provisions of this Agreement; (ii) the failure of the Seller to perform any agreement required by this Agreement or any agreement executed pursuant to the provisions of this Agreement; (iii) the allegation by any third party of the existence of any liability, obligation, lease, agreement, contract, other commitment or state of facts which, if such allegation were true, would constitute a breach by the Seller of any representation or warranty made by him in this Agreement or in any agreement, certificate or other document delivered by or on behalf of the Seller to the Purchaser pursuant to the provisions of this Agreement or of any covenant made by the Seller herein or therein.

      Section 9.02 By the Purchaser. The Purchaser agrees to indemnify and hold harmless the Seller against, and to reimburse the Seller on demand with respect to, any and all Losses which the Seller may suffer, incur or pay by reason of
(i) the breach by the Purchaser of any representation or warranty made by it in this Agreement or in any agreement, certificate or other document executed by the Purchaser and delivered to the Seller pursuant to the provisions of this Agreement; (ii) the failure of the Purchaser to perform any agreement required by this Agreement or any agreement executed pursuant to the provisions of this Agreement; and (iii) the allegation by any third party of the existence of any liability, obligation, lease, agreement, contract, other commitment or state of facts which, if such allegation were true, would constitute a breach by the Purchaser of any representation or warranty made by it in this Agreement or in any agreement, certificate or other document delivered by or on behalf of the Purchaser to the Seller pursuant to the provisions of this Agreement or of any covenant made by the Purchaser herein or therein.

      Section 9.03 Indemnification Procedure. The Purchaser Parties, in the case of Section 9.01 hereof, and the Seller, in the case of Section 9.02 hereof (hereinafter, the applicable party or parties providing indemnity, the "Indemnifying Party" and the party or parties being indemnified, the "Indemnified Party") agree to give the Indemnifying Party prompt written notice of the allegation by any third party of the existence of any liability, obligation, lease, agreement, contract, other commitment or state of facts referred to in clause (iii) of Sections 9.01 and 9.02 hereof, as applicable. The Indemnifying Party shall be entitled, at his or its sole cost and expense, to participate in and to control the contest, defense, settlement or compromise of any claim if the Indemnifying Party shall agree in writing within 15 days after the receipt of notice of such claim that it is required, pursuant to this Article 9, to indemnify the Indemnified Party for the full amount of such claim (the "Claim Acknowledgement Procedure"). If the Indemnifying Party shall assume the defense of a claim hereunder, the Indemnified Party shall be kept informed with respect to, and shall have the right to participate in, the contest, defense, settlement or compromise of any such claim. If the Indemnifying Party does not assume the defense of a claim within a reasonable time after notice thereof or, after assumption, does not thereafter diligently pursue such defense or does not comply with the Claim Acknowledgement Procedure, the Indemnified Party shall be entitled to defend, settle or compromise such matter for the account and at the expense of the Indemnifying Party. Notwithstanding the foregoing provisions of this Section 9.03, the Indemnified Party shall have the sole right to control the contest, defense, settlement or compromise of any claim if such claim is not a claim solely for monetary damages.

                                   Article 10.

                                  MISCELLANEOUS

      Section 10.01 Survival of Representations and Warranties. All statements, certifications, indemnification's, representations and warranties made hereby by the parties to this Agreement and their respective covenants, agreements and obligations to be performed pursuant to the terms hereof shall, unless waived in writing and notwithstanding any examination by or on behalf of any party hereto and notwithstanding the consummation of the transactions hereby contemplated, survive the closing of the transactions hereby contemplated for a period of 24 months; provided, however, that the representations and warranties set forth in
Section 3.20 and Section 3.21 shall survive the closing of the transactions hereby contemplated for a period of five years.

      Section 10.02 Merger Provision. All prior or contemporaneous agreements, contracts, promises, representations and statements, if any, among the parties hereto as to the subject matter hereof, are merged into this Agreement. This Agreement, together with all agreements, schedules, exhibits, documents and other instruments to be attached hereto or delivered herewith sets forth the entire understanding between the parties, and there are no terms, conditions, representations, warranties or covenants other than those contained herein and in such agreements, schedules, exhibits, documents and other instruments to be attached hereto or delivered herewith.

      Section 10.03 Amendment and Modification. No term or provision of the Agreement may be amended, released, discharged or modified in any respect except in writing signed by the party to be charged and only to the extent therein set forth.

      Section 10.04 Waiver. (a) No waiver shall be deemed to be made by any of the parties to any of its rights hereunder unless that waiver shall be in a writing signed by the waiving party and only to the extent therein set forth.

                  (b) No failure of any of the parties to exercise any power given such party hereunder or to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of the right of any party to demand precise compliance with the terms of the Agreement.

      Section 10.05 Notices. (a) All notices, consents, demands or other communications required or permitted to be given pursuant to the Agreement shall be in writing and shall be deemed sufficiently given on (i) the day on which delivered personally or by telecopy (with prompt confirmation by mail) during a business day to the appropriate location listed as the address below, (ii) three business days after the posting thereof by United States registered or certified first class mail, return receipt requested with postage and fees prepaid, or
(iii) one business day after deposit thereof for overnight delivery. Such notices, consents, demands or other communications shall be addressed respectively:

As to the Seller:                       Leonard B. Harrington III
                                        623 Camellia Circle
                                        Florence, SC 29501
                                        Telephone No.: (843) 665-2002

As to the Purchaser:                    Ergovision, Inc.
                                        One Fairchild Court
                                        Plainview, New York 11803
                                        Attn: Mark H. Levin
                                        Telephone No.: (516) 349-1110
                                        Telecopy No.: (516) 349-9191

with a copy to:                         Rosenman & Colin LLP
                                        575 Madison Avenue
                                        New York, New York 10022
                                        Attn: Eric M. Lerner, Esq.
                                        Telephone No.: (212) 940-8800
                                        Telecopy No.: (212) 940-8776

or to any other address or telecopy number which such party may have subsequently communicated to the other parties in writing.

                  (b) Except as otherwise provided in this Agreement, any notice, consent, demand or other communication given hereunder may be signed on behalf of a party by any duly authorized representative of that party.

      Section 10.06 Governing Law; Service of Process. This Agreement and any other agreement entered into in connection herewith shall be governed by, and construed under and in accordance with, the laws of the State of New York applicable to contracts made and wholly to be performed therein by residents thereof, without giving effect to the conflict of laws principles thereof. All actions or proceedings seeking the interpretation and/or enforcement of this agreement shall be brought only in the state or federal courts located in New York County, all parties hereby submitting themselves to the jurisdiction of such courts for such purpose. Any process in any action or proceeding commenced in the courts of the State of New York arising out of any claim, dispute or disagreement, may, among other methods, be served upon any party by delivering or mailing the same, via registered or certified mail, addressed to such party pursuant to Section 10.05 hereof. Any such delivery or mail service shall be deemed to have the same force and effect as personal service within the State of New York, New York County.

      Section 10.07 Captions. The captions and the table of contents appearing in this Agreement, are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement or any of the provisions hereof.

      Section 10.08 Severability. If any term or provision of this Agreement, the application thereof to any person, or circumstance shall, to any extent, be invalid or unenforceable, the remainder of the Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held void or unenforceable, shall not be affected thereby, and each term and provision of the Agreement shall be valid and be enforced to the fullest extent permitted by law.

      Section 10.09 Publicity. Any communications and notices to third parties and all other publicity concerning the transactions contemplated by the Agreement (other than governmental or regulatory filings) shall be planned and coordinated by and among the parties. Unless required by applicable law, none of the parties shall disseminate or make public or cause to be disseminated or made public any information regarding the transactions contemplated hereunder without the prior written approval of the other parties, which approval shall not be unreasonably withheld.

      Section 10.10 Cumulative Rights and Remedies. The rights and remedies provided for in this Agreement are cumulative and in addition to, and shall not restrict or limit, any other rights and remedies available at law or in equity.

      Section 10.11 Expenses. Each of the parties hereto shall bear its own expenses associated with the negotiation and execution of the Agreement and the consummation of the transactions contemplated hereby including, without limitation, legal and accounting fees and expenses.

      Section 10.12 Costs of Enforcement. The prevailing party in any proceeding brought to enforce any provision of the Agreement shall be entitled to recover the reasonable fees and costs of its counsel, plus all other costs of such proceeding.

      Section 10.13 Third Parties Other than the parties hereto, no person shall have any rights under or to enforce any provision of this Agreement.

      Section 10.14 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, successors and assigns; provided, however, that this Agreement may not be assigned by any of the parties hereto other than by and among the Purchaser and its subsidiaries.

      Section 10.15 Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 12th day of March, 1999.

                                        ERGOVISION, INC.


                                        By /s/ Mark H. Levin
                                           -------------------------------------
                                           Name: Mark H. Levin
                                           Title: President


                                        /s/ Leonard B. Harrington III
                                        ----------------------------------------
                                        LEONARD B. HARRINGTON III